Exhibit 99.2

Company / Investor Contact: Tom Wirth EVP & CFO 610-832-7434 tom.wirth@bdnreit.com

Brandywine Realty Trust Announces Pricing Terms of Tender Offer for Any and All

of its Outstanding 4.10% Guaranteed Notes due 2024

PHILADELPHIA, PA, April 19, 2024 — Brandywine Realty Trust (the “Company”) (NYSE:BDN) announced today that its operating partnership, Brandywine Operating Partnership, L.P. (the “Operating Partnership”), has announced the pricing terms of the previously announced cash tender offer (the “Tender Offer”) for any and all of the $335,100,000 outstanding aggregate principal amount of its 4.10% Guaranteed Notes due October 1, 2024 (the “Notes”). The Tender Offer consists of an offer on the terms and conditions set forth in the offer to purchase, dated April 15, 2024 (the “Offer to Purchase”), and the related letter of transmittal and notice of guaranteed delivery (as they may each be amended or supplemented from time to time, the “Tender Offer Documents”), to purchase for cash any and all of the Notes.

The consideration (the “Purchase Price”) for each $1,000 principal amount of the Notes validly tendered, and not validly withdrawn, and accepted for purchase pursuant to the Tender Offer was determined in the manner described in the Offer to Purchase by reference to the fixed spread for the Notes specified below plus the yield based on the bid-side price of the U.S. Treasury Reference Security specified below as of 10:00 a.m., New York City time today, the date on which the Tender Offer is currently scheduled to expire.

Title of Security	CUSIP Number	Aggregate Principal Amount Outstanding	U.S. Treasury Reference Security	Bloomberg Reference Page	Reference Yield	Fixed Spread	Purchase Price
4.10% Guaranteed Notes due October 1, 2024	105340 AN3	$335,100,000	4.250% U.S. Treasury due September 30, 2024	FIT3	5.373%	0 bps	$994.48

Holders will also receive in cash an amount equal to Accrued Interest (as defined below) in addition to the Purchase Price.

The Tender Offer will expire at 5:00 p.m., New York City time, on April 19, 2024, unless extended or earlier terminated (such time and date, as the same may be extended, the “Expiration Date”). Holders of Notes must validly tender (including by notice of guaranteed delivery) and not validly withdraw their Notes prior to or at the Expiration Date to be eligible to receive the Purchase Price.

Holders who validly tender their Notes, may validly withdraw their tendered Notes at any time prior to the earlier of (i) the Expiration Date, and (ii) if the Tender Offer is extended, the 10th business day after commencement of the Tender Offer. Notes may also be validly withdrawn at any time after the 60th business day after commencement of the Tender Offer if for any reason the Tender Offer has not been consummated within 60-business days after commencement of the Tender Offer.

Holders will also receive accrued and unpaid interest on Notes validly tendered and accepted for purchase from the last interest payment date up to, but not including, the date the Company initially makes payment for such Notes (“Accrued Interest”), which date is anticipated to be April 23, 2024 (the “Settlement Date”). Notes tendered by notice of guaranteed delivery and accepted for purchase will be purchased on the fourth business day after the Expiration Date but payment of accrued interest on such Notes will only be made to, but not including, the Settlement Date. The Operating Partnership intends to fund the Purchase Price for the Notes tendered in the Tender Offer with net proceeds it received from the sale of $400,000,000 aggregate principal amount of its 8.875% Guaranteed Notes due 2029. Additional terms and conditions of the Tender Offer are set forth in the Tender Offer Documents.

2929 Arch Street, Suite 1800, Philadelphia, PA 19104	Phone: (610) 325-5600 • Fax: (610) 325-5622

Holders are urged to read the Tender Offer Documents carefully before making any decision with respect to the Tender Offer. Copies of the Tender Offer Documents are available at https://www.gbsc-usa.com/brandywine/ or may be obtained from Global Bondholder Services Corporation, the Information Agent for the Tender Offer, at (855) 654-2015 (toll-free) or (212) 430-3774 (collect). Questions regarding the Tender Offer may be directed to the Dealer Managers for the Tender Offer, BofA Securities at (888) 292-0070 (toll-free) or (980) 388-0539 (collect) or at debt_advisory@bofa.com, or Citigroup at (800) 558-3745 (toll-free) or (212) 723-6016 (collect).

This press release is neither an offer to purchase nor a solicitation to buy any of these Notes or any other securities of the Operating Partnership nor is it a solicitation for acceptance of the Tender Offer. The Operating Partnership is making the Tender Offer only by, and pursuant to the terms of, the Tender Offer Documents. The Tender Offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of Brandywine Realty Trust, the Operating Partnership, the Dealer Managers, the Depositary or the Information Agent makes any recommendation in connection with the Tender Offer.

About Brandywine Realty Trust

Brandywine Realty Trust (NYSE: BDN) is one of the largest, publicly traded, full-service, integrated real estate companies in the United States with a core focus in the Philadelphia and Austin markets. Organized as a real estate investment trust (REIT), we own, develop, lease and manage an urban, town center and transit-oriented portfolio comprising 156 properties and 22.3 million square feet as of March 31, 2024, which excludes assets held for sale. Our purpose is to shape, connect and inspire the world around us through our expertise, the relationships we foster, the communities in which we live and work, and the history we build together.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 (the “1995 Act”) provides a “safe harbor” for forward-looking statements. This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe-harbor provisions of the 1995 Act. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “will,” “strategy,” “expects,” “seeks,” “believes,” “potential,” or other similar words. Because such statements involve known and unknown risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and not within our control. Factors that might cause actual results to differ materially from our expectations are set forth in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2023. Accordingly, we caution readers not to place undue reliance on forward-looking statements. We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.